Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP SIGNS DEFINITIVE AGREEMENT TO
SELL BINION’S GAMBLING HALL & HOTEL FOR $32,000,000

CHESTER, WV – June 27, 2007– MTR Gaming Group, Inc. (NasdaqGS:MNTG) today announced that it has entered into a definitive agreement with TLC Casino Enterprises, Inc. to sell Binion’s Gambling Hall & Hotel in Las Vegas, NV for $32,000,000 in cash.  TLC Casino Enterprises, Inc., which is controlled by Terry Caudill, also owns the Four Queens Hotel & Casino in Downtown Las Vegas.  The transaction is subject to customary conditions, including the approval of the Nevada Gaming Commission and the City of Las Vegas, and purchase price adjustments based on changes in net working capital and certain capital expenditures between execution and closing.

While certain due diligence items remain outstanding, the closing is expected to take place promptly after the receipt of all required regulatory approvals, which the buyer must obtain within six months (but which the buyer may extend for up to six additional months) following the execution of the agreement.  The buyer intends to retain the property’s employees after the closing.

MTR purchased Binion’s from an affiliate of Harrah’s Entertainment, Inc. in March 2004 for $20 million and simultaneously purchased a parcel of land for $1.8 million that was previously ground leased.  MTR has disputed a claim that Harrah’s is entitled to a $5 million purchase price increase.

Commenting on the transaction, Edson R. (Ted) Arneault, MTR’s Chairman, President and CEO, stated, “While we have enjoyed working with the employees, the Nevada gaming regulators, and Harrah’s to reopen this legendary property, we believe it is now in the Company’s best interest to concentrate our efforts and resources on our core properties in West Virginia and Pennsylvania.  Terry Caudill has a proven track record in Downtown Las Vegas with the Four Queens, and we believe that Binion’s and our employees will benefit from his stewardship.”

Rock Creek Capital Advisors is acting as financial advisor to TLC Casino Enterprises, Inc. and Lazard is acting as financial advisor to MTR Gaming Group.

Separately, the Company also announced today that on June 26, 2007, it executed an employment agreement for a two-year period commencing as of January 1, 2007 with Kenneth Zern, who was appointed the Company’s Chief Accounting Officer effective August 1, 2006. Mr. Zern joined the Company in June 2004 as the financial controller of Mountaineer Park, Inc., a wholly-owned subsidiary of the Company.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; Scioto Downs in Columbus, OH; the Ramada Inn and Speedway Casino in North Las Vegas, NV (which is under contract for sale); and Binion’s Gambling Hall & Hotel in Las Vegas, NV.  The Company also owns a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, MI, and a 50% interest in the North Metro Harness Initiative, LLC, which is constructing a harness racetrack and card room 30 miles north of downtown Minneapolis.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning the sale of Binion’s Gambling Hall & Hotel.  Such statements are based on the Company’s current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include but are not limited to, satisfaction of customary closing conditions, including, but not limited to, regulatory approvals, and the parties’ compliance with the terms of the definitive agreement. The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.	Investor Relations Counsel:
www.mtrgaming.com	The Equity Group Inc.
Steven D. Overly, VP, Business and Legal Affairs	www.theequitygroup.com
(304) 387-8558 soverly@mtrgaming.com	Loren G. Mortman (212) 836-9604 LMortman@equityny.com

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